                                                                    EXHIBIT 99.2

                    FIRST QUARTER 2004 INVESTOR PRESENTATION
    JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER


         Good morning and welcome to our first quarter 2004 conference call. This call is being simultaneously broadcast on the internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

         As you may have noticed from my introduction, there has been a change here at Tecumseh and my voice is different than the one to which you may have become accustomed. David Kay, our former CFO, has joined Gibralter Steel, and I have been appointed by the Board of Directors to serve in this capacity.

         I am sure we will get to know each other as time progresses, but let me start by clearing up a potential misconception in the marketplace. Mr. Kay's departure was amicable and was not a result of dismissal or disagreement. The swift nature of the effectiveness of his resignation was only to facilitate the timely filing of our proxy statement with the latest accurate information, reflective of the change in leadership and Board composition. Dave and I had worked very closely during our tenure here together, and I anticipate a seamless transition.

         I will start our conversation this morning with some brief comments, expanding on our press release both in terms of our actual results for the quarter, as well as a preliminary look at the second quarter. Following my comments, we will open up the call for your questions. As is customary, I would remind you that my prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the Securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward looking statements that could cause actual results to differ materially from projected results.

         Reported results for the first quarter 2004 amounted to a net profit of $6.4 million or $0.34 per share, compared to $2.4 million or $0.13 per share in the first quarter of 2003. Included in first quarter 2003 reported results was a charge of $13.6 million dollars gross, or $8.7 million dollars net of tax, related to environmental costs at the Company's former Sheboygan Falls, Wisconsin facility. This charge had the effect of reducing reported earnings by $0.47 per share in the first quarter last year. While our bottom line did improve year over year, if you exclude last year's environmental charge, the Company experienced an approximate 43% decline in comparable results year over year. This decline is more than explained by the results from our Compressor business.

         Consolidated sales for the quarter amounted to $477.0 million dollars, up from last year's first quarter sales of $473.9 million; however, the largest factor for this increase was the effect of currency translation that increased sales by $20.5 million. Excluding the effects of currency, we actually experienced a decrease in overall sales. This decrease was attributable to the Engine & Power Train segment and the North American operations of the Compressor business. I will address these changes more specifically in my comments regarding each business segment.

         Results for the quarter, both in terms of sales and operating profits, while disappointing, were not totally inconsistent with our expectations. The strength of the U.S. Dollar generally is not good for our Company, given the significance of our foreign operations that sell in U.S. Dollars. Based upon our computations, approximately half of the decline in profitability can be traced to the effect of currencies, with our operation in Brazil representing the largest piece. Commodity prices also had an impact, most of which was experienced in March. I will have more to say about commodity prices throughout my commentary.

         To best understand our overall results, it is best to look at them by business segment -- starting with the Compressor business. Compressor sales in terms of dollars rose by $8.2 million or 4%, but the effects of currency, which amounted to $14.7 million, more than explained the increase. Excluding currency, a 46% decline in volumes of compressors sold for unitary air conditioning applications made by the U.S. operations was the most significant portion of the resulting decrease.

         Compressor segment operating results were down $9.0 million or 43% in comparison to the prior year. This decline was attributable to Brazilian, Indian and North American operations. The most sizeable decline came from Brazil, where results declined by $6.1 million. The weakness of the U.S. Dollar against the Brazilian Real was the single most important factor. As noted in our press release, the Real was 17% stronger on average in the first quarter of 2004 than the comparable quarter in 2003. Brazilian operations also had an unfavorable sales mix resulting from higher sales into the South American territory, as well as higher commodity costs. Despite the significant decline, Brazilian operations are still the best performer in the group. Brazilian operations accounted for approximately 30% of the Compressor Group sales and approximately 64% of the Group's operating profit.

         Events in India have made things difficult on the compressor operations there as well. Recent reductions in duties on imported compressors have had a highly deflationary effect on pricing within the country. As a result, operating profit in India is down $1.6 million when compared to the prior year. We have also been feeling the effects of higher commodity prices there as well.

         Results in the North American compressor operations were also down in comparison to last year by $1.2 million. The deterioration is attributable to the declining sales trend, which as noted previously, was specifically in the unitary air conditioning market, as our share there continues to dwindle.

         The outlook in the Compressor Group for the second quarter and the balance of the year continues to be difficult to predict, because so much will depend on currency and commodity prices, even though we are encouraged by our expectation for sales. The effect of the recent run up of commodity prices was somewhat muted in the first quarter because of inventories and supply contracts. The second quarter and the balance of the year, however, are a different story. Given recent commodity purchasing experience, which includes being hit with surcharges on top of our contracted prices, we have announced price increases for certain of our products in many of our markets; however, these increases, on average, are not effective until May, and the time lag alone will result in squeezed margins. With all this uncertainty regarding currency and commodity prices, we conservatively believe that second quarter results in the Compressor Group will lag those of the prior year.

         Moving to the Electrical Components Group. For the quarter, the Group reported sales of $107.0 million compared to $107.8 million a year ago. Volume declines in sales of gear motors and actuators were offset by gains in the Asia/Pacific region; albeit, much of this increase was attributable to the effects of currency.

         Electrical Components operating profit for the quarter was $3.4 million compared to $1.9 million a year ago. The most significant element of improvement was the absence of last year's $4.2 million dollar impact on cost of sales that resulted from the sale of inventories that were written up to fair market value in connection with purchase accounting. This improvement was offset by several factors. The first is the escalation of the prices of commodities, including copper and steel. The second is costs associated with a product issue involving one of our automotive market customers. There was a design issue involving a seat motor developed for a new platform. As a result, replacement motors needed to be produced and expedited to the customer. Lastly, during the first quarter of 2003, the valuations of FASCO's tangible and intangible assets were only preliminary. In the second quarter of 2003, those valuations were finalized and resulted in much higher values being assigned to intangible assets with amortizable lives. Accordingly, intangible amortization was approximately $600,000 higher in the first quarter of 2004 than in the respective period in 2003.

         Looking forward into the second quarter for the Electrical Components business, industry sales would appear to be improving; however, commodity price increases will have a dampening effect on earnings. Like actions taken in the compressor business, we have announced price increases that on average will take effect in May. The time lag between cost and sales price increases will squeeze margins, and the potential changes in market share resulting from competitor actions are undeterminable.

         Now let's look at the Engine and Power Train Group. Here our restructuring efforts are beginning to bear fruit, albeit at a slower pace than hoped. Sales in the Engine & Power Train Group were down $6.0 million or 5% from the prior year's first quarter. The largest portion of the decrease was attributable to Europe, where last year's extremely hot, dry summer left retail inventories very high. As a result, sales volumes at the Company's European operations were 40% lower this quarter when compared to last year. In addition, the relatively strong Euro versus the Dollar, puts our European engine operations at a competitive disadvantage. North America, however, is a different story. While we are seeing robust demand that would suggest industry volumes in excess of last year, we were not able to capitalize on this demand due to delays in bringing our new supply chain to full capacity after our significant restructuring actions in 2003. In Brazil, substantially all of the lines and machinery have been qualified and are in production; however, inconsistent production from our local supply sources has hampered our ability to reach normal production levels. We have a steadfast commitment to produce quality products and have sacrificed volume to absolutely ensure we deliver upon that commitment. We are experiencing similar inefficiencies in North America. The closure of our Sheboygan Falls facility resulted in the outsourcing of aluminum die casting operations. Lower yields from these vendors has also affected North American production to some extent. The bottom line is that had we been able to receive more production from Brazil during the first quarter, sales would have been higher than last year.

         The Group improved operating results by $800,000. There was a significant improvement in North America, where operating results improved by $3.8 million year over year. Fixed cost reductions from the closure of the facilities in Sheboygan Falls, Wisconsin and Douglas, Georgia, and a favorable sales mix contributed to the improvement. Offsets included higher commodity costs and die cast outsourcing. With respect to the mix improvement, sales of engines used on snow throwers and generators were up 91% and 85%, respectively, when compared to the first quarter last year. The improvement in North America was offset by the volume-related decline in Europe and the start-up nature of the Brazilian operations. In addition, we had to rework certain engines produced in the Czech Republic due to the receipt of defective parts from a supplier that had relocated production from the U.S. to Mexico. Results were impacted by $500,000 in the first quarter as a result of this issue.

         Looking forward to the second quarter for the Engine & Power Train business, we anticipate similar results as that of the first quarter. By that I mean, we should see some marginal improvement in year over year results due to improvements in North America offset by worse results in Europe and Brazil. The rest of the year is more encouraging. The order book for snow engines is again strong. It looks as if the total industry will exceed last year, and while some share was lost, our volumes look to be above that of an average year.

         Pump operations continue to show consistent growth in sales, which increased by 4.7% over the prior year. Most of the improvement was attributable to the Little Giant Pump Company through increases in sales of pumps for water gardening and condensate pumps which are sold into the HVAC market. Despite the increase in sales, operating income in the segment declined from $3.5 million to $3.3 million in the first quarter due to higher engineering and administrative costs. Looking forward, we are encouraged by the recent economic data regarding retail sales and are optimistic that the second quarter will be strong for this business segment.

         Needless to say, these are still challenging times for the Company. Intense competition in all of our market segments, rising commodity prices, and a currently unfavorable dollar all weigh heavily on our near term results; however, management and the employees of the Company have a clear vision of the road ahead for the Company. Simply stated, we must deliver solutions that are valued by our customers. "Solutions", in this case, means not only engineered products, but also to serve as an integral part of our customers' supply chain. We are systematically working to transform the Company's assets, both tangible and intangible, to accomplish this end.

         In that regard, capital expenditures in 2004 will focus on new product capabilities and production enhancements that lower costs and improve quality. Additionally, we anticipate investments that will enhance our overall supply chain integration with customers, suppliers and within the Company's operations. We also anticipate continued research and development spending, as pending regulations in the compressor, motor and engine segments all pose opportunities in the marketplace. We have significant cash balances and anticipate generating sufficient cash to fund these planned expenditures and pay dividends.

         In addition, we continue to assess potential restructuring, cost reduction actions and/or strategic business acquisitions that will enhance our competitiveness and fit into the overall plan. Such actions could result in material charges to our reported results in future periods.

         That concludes my prepared comments for this morning. I will now be pleased to take your questions.